Exhibit 99.1

                SciClone Reports First Quarter Results;
             Record ZADAXIN Sales for First Quarter 2003


    SAN MATEO, Calif.--(BUSINESS WIRE)--xx--SciClone Pharmaceuticals, Inc. (Nasdaq:SCLN) today reported results for the first quarter ended March 31, 2003. Revenues from sales of ZADAXIN(R), the company's lead immune system enhancer drug, reached a record $5,000,000, a 27% increase over the $3,948,000 reported for the first quarter of 2002. In addition, the company recognized $224,000 of contract revenue from its European marketing partner, Sigma-Tau.
    Net loss for the first quarter 2003 was $2,862,000, or $0.08 per share, compared to a net loss of $2,403,000, or $0.07 per share, for the first quarter of 2002. Research and development expenses were $3,783,000 during the first quarter of 2003 compared to $2,526,000 during the first quarter of 2002. The increase in both net loss and research and development expense was attributable primarily to additional research and development expenses to support ZADAXIN's phase 3 hepatitis C clinical trials in the U.S.
    Cash, cash equivalents, and short-term investments totaled $17,585,000 at March 31, 2003, compared to $21,150,000 at December 31,
2002 and $16,525,000 at March 31, 2002.
    "The growing demand for ZADAXIN, especially in our largest market China, has generated increasing revenues in each quarter for the past nine quarters. The cash flow from our international operations has become an important source of funding for our phase 3 hepatitis C clinical trials in the U.S.," said Richard A. Waldron, SciClone's Chief Financial Officer. "During the coming quarters, we expect our research and development expenses and cash disbursements will increase to support these trials."
    Donald R. Sellers, SciClone's President and Chief Executive Officer, commented, "We remain focused on our primary goal of ZADAXIN approvals in the U.S., Europe, and Japan where we are conducting late-stage clinical trials. We continue to enroll patients in our phase 3 hepatitis C clinical trials in the U.S. and expect to report milestones when achieved. For our recently completed phase 3 hepatitis B clinical trial in Japan, we expect to report data in June."
    Mr. Sellers added, "In the People's Republic of China, beginning in this second quarter, there has been a significant and unanticipated increase in local sales of ZADAXIN to hospitals. In China, immune system enhancers are being used in connection with SARS and we believe that an increase in the rate of our sales to China during our second quarter relates to this. It is too early to predict the magnitude or sustainability of this development and we do not know if the effect on revenue will extend beyond the second quarter."

    Other recent developments at SciClone include:

    -- The People's Republic of China has recently renewed and extended into 2008 the license to import ZADAXIN as a finished product.

    -- This month, SciClone announced the results of a 27 patient pilot study showing a 71% long-term sustained response rate for difficult to treat hepatitis B patients infected with the HBeAg-negative (precore mutant) strain of the virus. These results were obtained using a combination of ZADAXIN and interferon. This sustained response rate compares extremely favorably to 20% for patients using interferon in combination with lamivudine and 10% for patients using interferon alone.

    -- In January, Sigma-Tau, which is conducting a ZADAXIN combination therapy phase 2 clinical trial for the treatment of malignant melanoma, increased its ownership in SciClone to 9.9% by purchasing $1,800,000 of unregistered common stock from the Company.

    SciClone management will host a live audio webcast and conference call at 2:00 pm EDT (11:00 am PDT) today, Thursday, April 24, 2003. The conference call will include forward looking statements. Financial and statistical information to be discussed in the conference call will be posted on the newsroom section of SciClone's web site at http://www.sciclone.com prior to the commencement of the conference call. Please log-on at http://www.sciclone.com or call 800-374-0564 (U.S./Canada) or 706-634-6376 (international) and refer to SciClone when your call is answered by the operator. A replay will be available for two weeks. To access the replay, log on to http://www.sciclone.com or dial 800-642-1687 (U.S./Canada) or 706-645-9291 (international) and enter access code 9741331.

    About SciClone

    SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. Its lead product ZADAXIN is in several late-stage clinical trials, including two phase 3 hepatitis C clinical trials in the U.S., a recently completed phase 3 hepatitis B clinical trial in Japan, a phase 2 malignant melanoma clinical trial in Europe, and two phase 2 liver cancer trials in the U.S. In addition to ZADAXIN, SciClone's drug development opportunities include SCV-07, a potentially orally available therapy to treat viral and infectious diseases, and products to address the protein-based disorder that causes cystic fibrosis.

    The information in this press release contains forward-looking statements including our expectations and beliefs regarding sales and demand for ZADAXIN, research and development expense levels, the timing and reporting of clinical trial results and enrollment, potential regulatory approvals and the data necessary to support such approvals and the fact that the experimental or clinical data described may imply certain actual results in larger patient populations. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including the progress or failure of clinical trials, changes in demand for ZADAXIN, results obtained from future studies of ZADAXIN, delays in analyzing and synthesizing data obtained from clinical trials, future actions by the U.S. Food and Drug Administration or equivalent regulatory authorities in Europe and in Japan, the regulatory approval process, the statistical significance of data obtained from the clinical trials, the speed at which patients are enrolled in trials and programs and maintenance of the sufficiency and eligibility of the enrolled patient population, unexpected adverse results to patients, other events that could prolong the studies or result in unanticipated expense and the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

                    SCICLONE PHARMACEUTICALS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS


                                (Unaudited)  (Unaudited)  (Unaudited)
                                Three Months Three Months Three Months
                                   Ended        Ended        Ended
                                 March 31,   December 31,  March 31,
                                    2003         2002         2002
                                ------------ ------------ ------------

Product sales                    $5,000,000   $4,807,000   $3,948,000
Contract revenue                    224,000      223,000            -
                                ------------ ------------ ------------

Total revenues                    5,224,000    5,030,000    3,948,000
Cost of product sales             1,016,000      962,000      792,000
                                ------------ ------------ ------------

Gross margin                      4,208,000    4,068,000    3,156,000

Operating expenses:
   Research and development       3,783,000    3,240,000    2,526,000
   Sales and marketing            2,229,000    2,433,000    2,008,000
   General and administrative     1,012,000      995,000      992,000
                                ------------ ------------ ------------

Total  operating expenses         7,024,000    6,668,000    5,526,000
                                ------------ ------------ ------------

Loss from operations             (2,816,000)  (2,600,000)  (2,370,000)

Interest and investment income       53,000       71,000       76,000
Interest and investment expense     (91,000)     (90,000)     (90,000)
Other income (expense), net          (8,000)       2,000      (19,000)
                                ------------ ------------ ------------

Net loss                        $(2,862,000) $(2,617,000) $(2,403,000)
                                ============ ============ ============

Basic and diluted net loss per
 share                               $(0.08)      $(0.07)      $(0.07)
                                ============ ============ ============

Weighted average shares used in
 computing basic and diluted net
 loss per share                  37,320,130   36,891,892   32,583,558
                                ============ ============ ============


    CONDENSED CONSOLIDATED BALANCE SHEETS

                                             (Unaudited)  (Unaudited)
                                              March 31,   December 31,
                                                 2003         2002
                                             ------------ ------------

                   ASSETS

Cash and cash equivalents and short-term
  investments                                $17,585,000  $21,150,000
Accounts receivable, net                      10,541,000    9,276,000
Inventory                                      3,385,000    3,431,000
Other assets                                   3,296,000    3,254,000
                                             ------------ ------------
        Total assets                         $34,807,000  $37,111,000
                                             ============ ============

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Other liabilities                             $4,997,000   $6,143,000
Deferred revenue                               1,790,000    2,014,000
Convertible notes payable                      5,600,000    5,600,000
Total shareholders' equity                    22,420,000   23,354,000
                                             ------------ ------------
        Total liabilities and shareholders'
         equity                              $34,807,000  $37,111,000
                                             ============ ============


    CONTACT: SciClone Pharmaceuticals, Inc.
             Richard A. Waldron, 650/358-3437